CHARLES L. JOEKEL
                         TEXAS STAFFING SERVICES, INC.
                        3000 Richmond Avenue, Suite 120
                              Houston, Texas 77098
                              Phone (713) 529-0202
                               Fax (713) 524-4454


                                 April 25, 2000

                          PRIVILEGED AND CONFIDENTIAL

VIA FACSIMILE:  713-771-7536

Elorian Landers, President
Internet Venture Group, Inc.
9307 West Sam Houston Parkway
Building 100
Houston, Texas  77099

RE: Internet Venture Group, Inc. ("iVG"); Proposed purchase of the stock of Texas Staffing Services, Inc., d/b/a Trendsetter Staffing Services ("TSS") from Charles L. Joekel ("Joekel")

Dear Elorian:

     This letter of intent is intended to outline and summarize the terms being proposed by iVG, a Florida corporation (the "Purchaser"), for the purchase and acquisition of all of the issued and outstanding capital stock of TSS, a Texas corporation (the "Company"), from Joekel (hereinafter referred to as "Seller").

     I am pleased to submit this Letter of Intent ("LOI") reflecting some but not all of the essential terms that will be included in a definitive stock purchase agreement to be prepared by out respective counsel as quickly as possible and in no event later than July 18, 2000. Hopefully this letter accurately confirms the results of our meetings, recent conversations and most of our negotiations with regard to the proposed acquisition of the Company by the Purchaser and is based on the information furnished to me and in all respects subject to the approval of the boards of directors of the Seller and Purchaser, respectively, the definitive Stock Purchase Agreement (the "Agreement") and to the other terms and conditions precedent to the closing ("Closing") either herein expressed or as set forth in the Agreement.

     As stated above, we intend to execute a definitive Agreement to be prepared by our respective legal counsel and approved by all parties which will essentially encompass the purchase of all of the issued and outstanding stock of the Company subject to the following terms and conditions:

        1. As promptly as possible after the delivery of this LOI the parties shall use diligent good faith efforts to work toward the preparation and execution of a definitive contract of sale, a stock purchase agreement, the Agreement, covering the terms, types of representations, warranties, covenants, indemnities, conditions, and

Elorian Landers, President
Internet Venture Group, Inc.
April 25, 2000
Page 2


                provisions, together with appropriate exhibits disclosing material information all of which used be, as to form and substance, mutually acceptable to the parties as discussed in this LOI, such Agreement to be executed by and between the parties on or before July 18, 2000.

        2. The execution of any such agreement would be subject to the com-pletion of Seller and Purchaser's investigation and due dili-gence of iVG and the Company, respectively, in all respects sat-isfactory to each party, the approval of the board of directors of the Company and Purchaser and, to the extent necessary, all appropriate regulatory authorities.

     Based on the information you have furnished to me and on information currently known to the Purchaser, Purchaser proposes that the Agreement include at least the terms set forth as follows:

I. Transactions and Actions to an Agreement:

        1. The Transaction. The Seller will sell all of the issued and out-standing capital stock (including all issued and outstanding options, warrants, or rights to purchase the capital stock of the Company calculated on a fully diluted basis) (the "Stock") of the Company to the Purchaser at the price (the "Purchase Price") set forth in Paragraph 2, free and clear of all liens, claims or encumbrances whatsoever. Closing of this transaction would occur as set forth below. Seller owns or controls through contract the Stock, being 1,000 shares of commons capital stock.

        2. Purchase Price. The consideration to be paid by Purchaser to Seller for the acquisition of the Stock of the Company will be THIRTEEN MILLION DOLLARS (U.S. $13,000,000.00) subject to such items and amounts to be held in the Escrow Account pursuant to the Escrow Agreement contemplated in Section 8 of this Letter, as set forth in and included in the Agreement, or separately, established at Closing, the Purchase Price therefore is as follows:

                2.1 Cash at Closing. TWO MILLION DOLLARS (U.S. $2,000,000.00), such FIVE HUNDRED THOUSAND DOLLARS (U.S. $4,500,000,00), such Note payable on or before a date 180 days from Closing together with a Security Agreement (the "Security Agreement") securing payment of the Note by the shares of stock transferred to Purchaser at Clos-ing such shares to be held for the duration of the Note in the Escrow Account pursuant to the terms of the Escrow Agreement established at Closing. The Note in the amount of

Elorian Landers, President
Internet Venture Group, Inc.
April 25, 2000
Page 3


                        FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000.00) payable on or before 180 days from the date of Closing together with the Security Agreement securing payment of such amounts by the stock of the Company delivered by Seller to Purchaser by delivery to the escrow agent in accordance with the Escrow Paragraph 8 hereof. The Note shall bear no interest unless such Note remains unpaid on and after the Payment Date as set forth in the Note pursuant to the Agreement. The Secur-ity Agreement shall guarantee payment of the Note and shall be in a form consistent and satisfactory to counsel for the Seller.

                2.3 In addition to the cash to be paid by Purchaser to Sell-er contained in Paragraphs 2.1 and 2.2, Purchaser shall deliver to Seller at Closing common capital stock of iVG valued at SIX MILLION FIVE HUNDRED THOUSAND DOLLARS (U.S. $6,500,000.00). The Stock of iVG shall be valued based on the average trading price of the Stock of iVG for the 20-day period immediately preceding the Closing. As an example only, the exchange rate calculation is as follows: if the average Closing bid price for iVG Stock is FIVE DOLLARS (U.S. $5.00), then iVG shall case to be transferred to Seller at Closing ONE MILLION THREE HUN-DRED THOUSAND (1,300,000) shares of the capital stock of iVG that bear a restriction legend under Rule 144 of the Securities Act of 1933 preventing the sale of the under-lying securities for a period of one (1) year from the date of transfer. Pursuant to the terms of such Escrow, the stock of iVG will be held in the Escrow Account and shall be returned to the Purchaser in the event Pur-chaser fails to pay the Note in full when due in accord-ance with the terms of the Note.

                2.4 Consulting Agreement, Employment Agreement. Non-Competi -tion Agreement. As additional consideration for the shares Seller shall deliver to Purchaser a consulting, employment, and non-competition agreement in form and substance pursuant to the provisions of the Agreement which shall bind Seller to be e mployed by and consult with the Company for a period of three (3) years from the Closing for a salary to be negotiated and agreed to in the Agreement, which employment and consulting agree-ment shall contain a non-competition covenant and agree-ment whereby Seller will covenant and agree that contemp -oraneous with the execution and delivery of the employ-ment and consulting agreement from Seller to Purchaser at Closing, that Seller will not compete with iVG or the Company or otherwise compete with iVG in the profession-al staffing and skilled temporary industry for a period of three (3) years and confined geographically to Harris County, Texas. Such covenant shall exclude from its term the employment or other participation of Seller in the non-professional and labor staffing employment industries.

Elorian Landers, President
Internet Venture Group, Inc.
April 25, 2000
Page 4


                2.5 Key Employees' Employment Agreements. Seller has advised Purchaser that certain key employees and the principal executive officer of TSS have employment agreements with the Company and that such employment agreements pursuant to their terms, survive the purchase and Closing of the purchase of the Company by Purchaser. As additional con -sideration, Seller will use his best and good faith efforts to assist the Purchaser in negotiating new employment, consulting, and non-competition agreements to be entered into contemporaneous with the Closing of the Agreement on such reasonable terms and conditions set forth in the Agreement.

        3. Nature of Shares of iVG Delivered to Purchaser at Closing. In addition to the representations and warranties as set forth in Paragraph 5 of this LOI, iVG will make certain representations concerning the corporate status of iVG and its Capital Stock. Such representations and warranties to be contained in the Agree -ment and provide at least the following:

                3.1.1 Good Standing. iVG represents and warrants that iVG is a corporation in good standing under the laws of the State of Florida.


                3.1.2 Capital structure. iVG represents and warrants the Art-icles of Incorporation of iVG authorize the issuance of up to THREE HUNDRED MILLION SHARES (300,000,000) shares of common stock.

                3.1.3 Issued and outstanding shares. iVG represents and warrants that at Closing there shall be no more than FORTY-NINE MILLION FIVE HUNDRED EIGHTY-TWO THOUSAND FOUR HUNDRED NINETY-NINE (49,582,499) shares of common stock issued and outstanding or reserved to be issud as of the date of closing.


                3.1.4 Stock Options. iVG represents and warrants that the board of directors of iVG has authorized the 2000 Incentive Stock Option Plan (2000 Plan) under which NINE MILLION (9,000,000) shares of common stock are reserved for the issuance on the exercise of the Company's stock options under such 2000 Plan.

                3.1.5 Shares to trade on public security exchange. iVG repre-sents and warrants that it has filed a form 15(2)(c)(11) with the Securities and Exchange Commission (SEC) and that iVG will take all steps reasonably necessary to result in the public trading of shares of iVG on a pub-lic securities exchange prior to Closing.

Elorian Landers, President
Internet Venture Group, Inc.
April 25, 2000
Page 5


        4. The Closing of this transaction shall take place within ten (10) business days of the completion and receipt of the following and in no event later than September 1, 2000:

                (a) Completion of due diligence review, investigation and examination of iVG by Seller and its representatives, such due diligence review in all respects satisfactory to Seller;

                (b) Completion of due diligence review, investigation and examination of the Company by Purchaser and its rep-resentatives, such due diligence review in all respects satisfactory to Purchaser;

                (c) A favorable report by Purchaser's counsel concerning the corporate status and proceedings of the Company, including, but not limited to, title to the stock, lia-bilities, pending and threatened litigation, the form and content of the Agreement, and such other aspects of the Company's business, as Purchaser may deem relevant;


                (d) A favorable report by Seller's counsel concerning the corporate status and proceedings of the Company, including, but not limited to, title to the stock, lia-bilities, pending and threatened litigation, the form and content of the Agreement, and such other aspects of the Company's business, as Seller may deem relevant;

                (e) A favorable review of Purchaser of the Company's most recent audited and unaudited financial statements, and accounting records, and the absence of any absolute or contingent liabilities of the Company, except as reflect -ed therein;


                (f) A favorable review of Seller of the Company's most re-cent audited and unaudited financial statements, and accounting records, and the absence of any absolute or contingent liabilities of the Company, except as reflect -ed therein;

                (g) Receipt of opinion of Seller's counsel as to various aspects of the transaction and the status of Seller and the Company as required by the Agreement;

Elorian Landers, President
Internet Venture Group, Inc.
April 25, 2000
Page 6



                (h) Receipt of opinion of Purchaser's counsel as to various aspects of the transaction and the status of Seller and the Company as required by the Agreement;

                (i) Approval of the Documents by the Board of Directors of Seller and Purchaser, respectively, as evidenced by resolutions and supporting documentation and opinions that the parties may reasonably require;

                (j) Approval by any and all banks, lenders, or other cred-itors of Seller or the Company, as the case may be, of the transactions contained in the Agreement requiring approval pursuant to its loan documents;

                (k) Completion to the satisfaction of Seller and Purchaser of any and all other conditions precedent to Closing contained in the Agreement.

        5. Representations and Warranties. The Agreement will contain representations and warranties of the Seller, including represen -tations and warranties customary to transactions of this type including, but not limited to organization, business and capital structure of the Company, financial statements of the Company prepared in accordance with GAAP, litigation or claims, known or unknown, involving the Company, employment matters, the status of all taxes and tax returns, the status of all leases, contracts and obligations of the Company including customer lists and producer contracts, the status, existence and proper description of the Company's assets, liabilities, inventories, accounts receivable, accounts payable, accounts current, payables and net worth, compliance by the Company with all legal requirements, the status and funding of the Company's employee benefit plans, convenants relating to the operation of the Company from the execution of the Agreement until Closing and the absence of any material misstatements or omissions with re-spect to information and documents obtained with respect to the Company.

        6. Consents. The Purchaser and the Seller will cooperate with each other and proceed, as promptly as is reasonably practical, to prepare and file the notifications or applications for approval required by any applicable laws or regulations and to obtain all third party consents, if any, for the purchase.

        7. Other Terms. Seller an Purchaser will make representations and warranties to each party, and will provide covenants and other protections for the benefit of the parties as set forth in the Agreement. The consummation of the purchase by the Seller and Purchaser will be subject to the satisfaction of various condi-tions, including without limitation: no material adverse change in the value of the Company's assets or the Company's ability to operate in the ordinary course of business in the State of Texas and the continuation of iVG and the Company's business, and all other licenses and permits, as the case may be.

Elorian Landers, President
Internet Venture Group, Inc.
April 25, 2000
Page 7


        8. Escrow Agreement. There shall be established at Closing a escrow and account (the "Escrow Account") established and maintained pursuant to the terms of the Agreement and as agreed to by the parties for a period of time following Closing to secure the Note pursuant to the terms of the Escrow Agreement in form and substance satisfactory to Purchaser and Seller.

II.  Binding and Enforceable Agreement ("Binding Provisions"):

        Seller and Purchaser agree that the following paragraphs of this Letter are intended to establish legal, binding and enforceable agreements between the Purchaser, the Company and the Seller:

        1. Access to Records. From and after the date of the execution of this Letter of Intent by Seller and Purchaser, the parties will permit each other, their counsel, accountants and other rep-resentatives, at the party's expense, full access, upon prior notice to party and during normal business hours, to all of the assets, properties, facilities, employees, agents, accountants, books and records of the Company and Purchaser; and data concern -ing the business, operations or affairs of the Company and Purchaser as the party or party's representatives may reasonably request; provided, however, that all such information and the data shall be kept confidential by that party in accordance with Paragraph II(4) of this LOI. All obligations of Seller and Purchaser, as contained in this Letter and the Agreement, shall be conditioned on Seller and Purchaser's completion and satis-faction of due diligence review of such business and records.

        2. Exclusive Dealing; Standstill. For a period commencing at the execution of this LOI until July 18, 2000, the Seller shall not directly or indirectly solicit any offer or proposal from any person other than the Purchaser regarding the sale or possible sale of the Company or deal, negotiate, or release any Company information to any such offeror. In the event that the Company or any Seller receives any proposals from any person other than the Purchaser with respect to such a sale or possible sale, Company or the Seller shall notify the Purchaser of such proposal immediately, will reject such proposal and will not in any way act on such proposal.

        3. Conduct of Business. During the period from the execution of this LOI until Closing, the Company shall maintain its good standing and refrain from conducting any business other than as currently being conducted, and Seller will not dispose of assets, or increase its liabilities in any way.

        4. Confidentiality and Restricted Use of Information. Except as and to the extent required by law, neither the Seller nor the Pur-chaser will disclose or use and will direct its representatives not to disclose or use to the detriment of the Company, any

Elorian Landers, President
Internet Venture Group, Inc.
April 25, 2000
Page 8


                Confidential Information (as defined below) with respect to iVG or the Company furnished, or to be furnished, by either iVG or the Company, or their representatives to the Purchaser or Seller or its representatives, other than in connection with its evalua -tion of the transaction proposed in this Letter. For purposes of this paragraph, "Confidential Information" means any informa-tion about iVG or the Company stamped "confidential" or identi-fied in writing as such to the Purchaser by the Company or Seller, as the case may be, at the time of its disclosure unless
                (a) such information is already known to that party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the purchase, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.


        5. Costs. Purchaser, Seller, and the Company will each be respons-ible for and bear all of its own costs and expenses including, but not limited to, legal and accounting expenses and including any investment banking firm(s), broker's or finder's fees and the expenses of its representatives incurred at any time in connection with pursuing or consummating the purchase. It is agreed that there will be no fees, expenses or any other amount due any parties to this LOI or the Agreement should the purchase not be consummated and closed.

        6. Entire Agreement. The Binding Provisions in Part II of this Letter constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and deal-ing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all the parties.

        7. Governing Law. The Binding Provisions will be governed by and construed under the laws of the State of Texas without regard to conflict of laws principles.

        8. Jurisdiction; Service of Process. Any action or proceeding seek -ing to enforce any provision of, or based on any right arising out of, this Letter may be brought against any of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction in the United States District of Southern Texas, and each of the parties consents to the juris-diction of such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referr-ed to in the preceding sentence may be served on any party any-where in the world.

        9. Termination. Except as provided in this Paragraph 9, the Bind-ing Provisions will automatically terminate on July 18, 2000 (the "Termination Date"). The parties further agree that either party shall have the right to immediately terminate this LOI

Elorian Landers, President
Internet Venture Group, Inc.
April 25, 2000
Page 9


                without penalty in the event that (i) the non-terminating party has breached any covenant contained in this LOI, (ii) any rep-resentation or warranty made by the non-terminating party in this LOI is determined to be materially incorrect, or (iii) the terminating party determined based on its due diligence that the transactions set forth herein no longer are in the best interests of the terminating party. Provided, however, that the termination of the Binding Provisions will not affect the liabil -ity of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Pro-visions, the parties will have no further obligations hereunder, except as stated in Paragaraphs 2, 4, 5, 6, 7, 8, 9, 10 and 11 of this Part II, which will survive any such termination.

        10. Counterparts. This LOI may be executed in one or more counter-parts, each of which will be deemed to be an original copy of this LOI and all of which, when taken together, will be deemed to constitute one and the same agreement.

        11. No Liability. The paragraphs and provisions of Part I of this LOI do not constitute and will not give rise to any legally bind -ing obligation on the part of any of the parties. Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the parties may enter into the future), no past or future action, course of conduct, or failure to act relating to the purchase, or relating to the negotiation of the terms of the purchase or any definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the parties.

     If you agree with and accept the foregoing, please date, sign and return one copy of this LOI, which will then constitute our agreement with respect to its subject matter, please do so on or before April 25, 2000 or this LOI will have no further force or effect in its entirety.

                                        Very truly yours,

                                        CHARLES J. JOEKEL (Seller)

                                        /s/ Charles L. Joekel
                                        ---------------------------------

AGREED AND ACCEPTED on the 25th day of April, 2000.

INTERNET VENTURE GROUP, INC. (Purchaser)

By:  /s/ Elorian Landers
     --------------------------
     Elorian Landers, President